Exhibit 99.1

FOR IMMEDIATE RELEASE
May 12, 2025

Tandy Leather Factory Reports First Quarter 2025 Results

FORT WORTH, TEXAS – May 12, 2025 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the first fiscal quarter of 2025.

Highlights from first quarter 2025:

•	Revenues were $19.0 million, down 1.2% from 2024
•	Generated operating income of $0.3 million
•	Net income from operations of $0.3 million, down from $0.7 million in 2024
•	Gross margins of 56.3%, down from 56.7% in 2024
•	Operating expenses $10.5 million, up 1.8% from 2024
•	Adjusted net income of $0.4 million
•	Adjusted EBITDA* (from operations) of $0.6 million
•	Ended quarter with $23.6 million of cash and cash equivalents

Tandy Leather Factory’s first quarter sales were $19.0 million in 2025, down from $19.3 million in 2024.  First quarter 2025 gross profit was $10.7 million, down from $10.9 million in 2024.  As of March 31, 2025, the Company held $23.6 million of cash and cash equivalents, up from $12.3 million a year earlier; this increase reflects the proceeds from the sale of the Company’s corporate headquarters in January 2025 (the “HQ Sale”), offset by cash used in operations in the first quarter of approximately $0.5 million and the payment of a special dividend to stockholders of approximately $12.7 million.  The Company held inventory of $34.4 million, down from $35.6 million as of December 31, 2024.  The Company had basic net income in the quarter of $1.49 and diluted net income of $1.47 per share, versus $0.06 basic and diluted per share in the prior year; first quarter 2025 includes adjusted net income from operations of $0.05 basic and diluted per share.

Johan Hedberg, Chief Executive Officer of the Company, said, “In the first quarter, we completed the sale of our corporate headquarters building, which allowed us to pay our stockholders a substantial dividend of $1.50 per share.  As we have announced previously, our move to a new headquarters in Q3 of this year is still expected to lead to significantly increased costs and likely operating losses for full year 2025.  Already underway with moving-related efforts, we were pleased to still achieve first quarter sales and operating income that were somewhat ahead of our internal forecasts.  We hope to continue that momentum through the second quarter and beyond, while noting that we have not yet felt the full impact of the coming tariffs on the U.S. economy and our products, which are nearly all imported.  If tariffs remain at the currently-announced levels, this will necessarily require us to increase our retail prices and likely lead to unavoidable declines in our sales and profits.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Quarter ended March 31, 2025
Net income	$12.7
Adjustment to net income (1)	(12.3)
Adjusted net income (2)	0.4
Add back:
Depreciation and amortization	0.2
Interest income	(0.2)
Income tax provision	0.1
Stock-based compensation	0.1
Adjusted EBITDA (from operations)	$0.6

(1)	This adjustment to net income removes the net proceeds from the sale of our corporate headquarters, related one-time relocation expenses, and tax related tax provision due to the sale.
(2)	Adjusted net income represents income from operations plus interest income.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 100 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.,  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.